Exhibit 10.1

EXECUTION VERSION

LIMITED WAIVER

LIMITED WAIVER, dated as of March 10, 2016 (this "Waiver"), to the Financing Agreement, dated as of December 4, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Financing Agreement"), by and among ITT Educational Services, Inc. (the "Parent" or the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Loan Parties have informed the Agents and the Lenders that they will restate (collectively, the "Restatements") their previously issued financial statements for the annual period ended December 31, 2014 and the quarterly periods ended March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015 (such financial statements, together with the related deliveries required pursuant to the Financing Agreement, are referred to herein, collectively, as the "Specified Financials");

WHEREAS, the Loan Parties have requested that the Agents and the Lenders waive certain Defaults or Events of Default under the Financing Agreement and any other Loan Document in connection with such Restatements and the Specified Financials; and

WHEREAS, the Agents and the Lenders are willing to waive such Defaults or Events of Default on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.  All terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2. Limited Waiver.

(a) As of the Effective Date, the Agents and the Lenders hereby waive any Default or Event of Default that may have occurred and is continuing, or may occur, under the Financing Agreement or any other Loan Document (except any Default or Event of Default as a result of the failure of the Loan Parties to comply with any financial covenant contained in Section 7.03 of the Financing Agreement) as a result of (i) any of the Specified Financials being incorrect, (ii) the Restatements, (iii) any certificate, report, opinion or statement delivered to any Person in connection with any of the Specified Financials being incorrect, (iv) any failure of any of the Loan Parties to provide any notice to any Person relating to the Specified Financials or any notice previously provided to any Person relating to the Specified Financials being incorrect and/or (v) any default or event of default under any agreement or instrument relating to any Indebtedness of any Loan Party or any of its Subsidiaries (other than the Financing Agreement and any other Loan Document) as a result of the items described in the preceding clauses (i), (ii), (iii) and/or (iv), so long as the Loan Parties deliver to the Agents and Lenders the Restatements of the Specified Financials by no later than March 31, 2016.

(b) Notwithstanding anything to the contrary in Section 2(a) above, any waiver by the Agents and the Lenders of any event of default described in Section 2(a)(v) above shall be null and void and of no force or effect if, as a result of such default or event of default, the lenders or holders, or agents to the lenders or holders, of such Indebtedness (i) accelerate the maturity of such Indebtedness, (ii) declare such Indebtedness due and payable, (iii) require such Indebtedness to be prepaid (other than by a regularly scheduled requirement prepayment), redeemed, purchased or defeased, in each case, prior to the stated maturity thereof and/or (iv) otherwise exercise any remedies against any Loan Party, provided that, this Section 2(b)(iv) shall not apply to the taking by the 2009 RSA Entity of any action with respect to cash, Cash Equivalents and/or letters of credit (including taking possession thereof) constituting Collateral (as defined in the 2009 RSA) securing the obligations under the 2009 RSA Guaranty Documents.

(c) The waivers in this Section 2 shall be effective only in this specific instance and for the specific purposes set forth herein and do not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

3. Conditions to Effectiveness.  This Waiver shall become effective only upon satisfaction in full, in a manner satisfactory to the Agents, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the "Effective Date"):

(a) Except for such representations and warranties that are not true and correct as a result of the items waived in Section 2 of this Waiver, the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct (except for such representations and warranties that are not true and correct as a result of the items waived in Section 2 of this Waiver) in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(b) After giving effect to this Waiver, no Default or Event of Default shall have occurred and be continuing on the Effective Date or result from this Waiver becoming effective in accordance with its terms.

(c) The Collateral Agent shall have received on or before the Effective Date this Waiver, duly executed by the Loan Parties, each Agent and the Required Lenders.

4. Continued Effectiveness of the Financing Agreement and Other Loan Documents.  Each Loan Party hereby (a) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in any such Loan Document to "the Financing Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Waiver, and (b) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent, for the benefit of the Agents and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.  This Waiver does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Loans in accordance with the terms of Financing Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect.  Except as expressly provided herein, the execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Financing Agreement or any other Loan Document nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

5. No Novation.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

6. No Representations by Agents or Lenders.  Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by any Agent or any Lender, other than those expressly contained herein, in entering into this Waiver.

7. Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Subsidiaries has any claim or cause of action against any Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Agents and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates.  Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies.  Accordingly, for and in consideration of the agreements contained in this Waiver and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Agents and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the "Released Parties"), from any and all debts, claims, allegations, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Effective Date directly arising out of, connected with or related to this Waiver, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral.  Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

8. Miscellaneous.

(a) This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Waiver by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Waiver.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Waiver for any other purpose.

(c) This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Waiver constitutes a "Loan Document" under the Financing Agreement.

(e) Any provision of this Waiver that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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DOC ID - 23987426.3

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered as of the date set forth on the first page hereof.

BORROWER:

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: Chief Executive Officer

GUARANTORS:

ESI SERVICE CORP.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: Chief Executive Officer

DANIEL WEBSTER COLLEGE, INC.

By:	/s/ Angela K. Knowlton
Name: Angela K. Knowlton
Title: VP, Treasurer

DOC ID - 23987426.3	Limited Waiver

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: President

ADMINISTRATIVE AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: President

DOC ID - 23987426.3	Limited Waiver

LENDERS:

CERBERUS SWC LEVERED LOAN OPPORTUNITIES MASTER FUND, L.P. By: Cerberus SWC Levered Opportunities GP, LLC Its: General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Senior Managing Director

CERBERUS ONSHORE LEVERED II LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President

CERBERUS AUS LEVERED II LP
By: CAL II GP, LLC Its: General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President

CERBERUS ICQ LEVERED II LLC

/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President

DOC ID - 23987426.3	Limited Waiver